EXHIBIT 21.1

CONTANGO OIL & GAS COMPANY

Subsidiary List – June 30, 2004

100% Owned Subsidiaries:

Contango Operators, Inc.

REX Offshore Corporation

MOE Offshore Corporation

COE Offshore, LLC

Contango France, Inc.

Contango Petrole Aquitaine SARL (a French company, 100% owned by Contango France, Inc.)

Contango Sundance, Inc.

Contango Venture Capital Corporation

Contango STEP I, Inc.

Contango STEP II, Inc.

Contango STEP, LP

Partially Owned Subsidiaries:

Republic Exploration LLC (33.3% owned by REX Offshore Corporation)

Magnolia Offshore Exploration LLC (50% owned by MOE Offshore Corporation)

Contango Offshore Exploration LLC (66.7% owned by COE Offshore Corporation)

Contango Capital Partnership Management, LLC (32% owned by Contango Venture Capital Corporation)